Exhibit 10.36

November 14, 2014

Via Email (tn.vol.rider@gmail.com)

Mr. Don Riley
15901 Soleil Ct
Austin, Texas 78734
303-619-9858

Re:    Conditional Offer of Employment

Dear Don:

On behalf of NCI Group, Inc. ("NCI" or the "Company"), I am pleased to extend a conditional offer of employment to you for the position of President —Group Segments. This employment offer is conditional on a negative drug test result and an acceptable criminal history background check. In this position, you will be reporting to directly to Norm Chambers and will be a valued member of the NCI Leadership Team. We are in the process of reviewing the Company’s cash bonus and long-term incentive plans with our board of directors. Pending the review and approval of these short- and long-term incentive plans by the board, the descriptions below are based on our current programs.

The general terms of your employment with the Company shall be as follows:

Base Salary:	$18,461.54 bi-weekly, based on an annual salary of $480,000.00.

NCI Bonus Plan :
Target bonus of seventy-five percent (75%), which is the same for similarly situated executives, based upon a matrix of the Company’s consolidated financial performance (Adjusted EBITDA and ROA). Provided that the Adjusted EBITDA and/or ROA level are achieved to attain a portion (or all) of your targeted amount, bonuses are customarily paid in December. Although the cash bonus plan has been in effect for several years, it can be changed, terminated, or suspended at any time by the Board of Directors. As such, the ROA bonus plan is considered discretionary in nature. For fiscal year 2015, you will be eligible for a pro-rata bonus based upon the first date of your employment through the fiscal year end.

Annual Equity Grants:
You will also participate in the Company’s Long-Term Incentive Plan (as amended the "LTIP") with an annual amount of $650,000.00. The amount of your annual grant will be divided by the share price on the close of business the day of the grant, or as otherwise determined by the Compensation Committee of the Board of Directors of NCI Building Systems, Inc., and subject to the LTIP. The grant date is typically on or around December 15 of each year. Although the LTIP has been in effect for several years, it can be modified, terminated or suspended at any time by the Board of Directors.

Deferred Compensation

Plan:
You will be eligible to participate in NCI’s Deferred Compensation Plan, under which you may elect to defer a portion of your base pay and bonus to a future date and may be eligible to receive a restoration match at the matching contribution rate for 401(k) distributions.

Signing Bonus:
The Company will pay you a one-time signing bonus in the amount of $460,000.00, less taxes and withholdings or other deductions required by law (the “Signing Bonus”). This Signing Bonus will be paid in two (2) equal installments with fifty percent (50%) being due and payable on the next payroll period following your actual date of hire and fifty percent (50%) due and payable on the next payroll period following the six (6) month anniversary of your date of hire. Should the Company terminate your employment for Cause or should you choose to Resign without Good Reason (as set forth in the Compensation Discussion & Analysis of the Company’s Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934), in either case prior to the one-year anniversary of your date of hire, you will be required to repay the Company a pro-rated share of the Signing Bonus not earned based on time served. Should the Company terminate your employment without Cause, Resign with Good Reason (as set forth in the Compensation Discussion & Analysis of the Company’s Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934), or if your employment terminates as a result of your death or disability, no repayment of the Signing Bonus shall be required.

Initial Equity Award:
You will receive an initial equity award grant for $400,000.00 in restricted stock, with the number of shares determined by dividing $400,000.00 by the share price on the first day of your employment with NCI. This grant will vest over four (4) years, at 25% each year.

Vacation:
You will receive four (4) weeks of vacation beginning on January 1, 2015. Vacation time does not accumulate from one year to the next, and unused vacation time from one year may not be carried over into a subsequent year. You may receive additional vacation time based upon your length of employment, as set forth in the Employee Manual.

Commuting Expenses:
The Company will provide assistance with the cost of commuting from your home in the Austin, Texas area to the Company’s headquarters in Houston, Texas, which may include expenses for coach air fare, temporary housing or hotel stays, rental car for you while in Houston and airport parking costs. Absent advance notice or exigent circumstances, it is assumed that your commute will not interfere with working a regular work week. In the event that you decide to relocate to the Houston area, you will be provided with a relocation package which includes packing and transfer of your household goods, home sale expenses (realtor commission and customary seller-paid closing costs), temporary living expenses, and other out-of-pocket expenses related to relocation. NCI utilizes NRI, a third-party Relocation Services Provider, to coordinate and administer relocations for employees and new hires. We will discuss your particular relocation needs and provide a package in conjunction with an executed relocation agreement. In addition to the relocation costs described above, the Company agrees to reimburse you for costs associated with the apartment lease termination and moving expenses from your temporary residence in Denver, Colorado in the amount of $15,000.00 in a lump sum the next payroll period following your actual date of hire.

Severance:
All employment with the Company is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment.  In the event that the Company terminates your employment without Cause or you resign with Good Reason (as set forth in the Compensation Discussion & Analysis of the Company’s Proxy Statement) within the first thirty-six (36) months of your employment, the Company will pay to you, less applicable taxes and other deductions required by law, the sum of (i) six (6) months of your base salary at the rate in effect on the date of your employment termination, and (ii) a pro-rata bonus under the Company’s annual bonus plan for the year in which the termination occurs calculated at the projected target rate; provided, however, that for the purposes of this section only, the definition of “good reason” shall be modified to include a reduction in the amount of your then-current Total Target Direct Compensation (then current base salary, target STI and target LTI) in excess of ten percent (10%) in any twelve month period.  The Company must deliver to you a customary release agreement (the “Release”) within seven (7) days following the date of your employment termination.  As a condition to receipt of the severance benefits specified in this section, you must (i) sign the Release and return the signed Release to the Company within the time period prescribed in the Release (which will not be more than 45 days after the Company delivers the Release to you), and (ii) not revoke the Release within any seven-day revocation period that applies to you under the Age Discrimination in Employment Act of 1967, as amended; the total period of time described above is the “Release Period.”  In the event you decline or fail for any reason to timely execute and deliver the Release or you revoke the Release, then you will not be entitled to the severance benefits specified in this section.

As an employee of NCI, you will be provided with a copy of the Employee Manual that outlines the Company's personnel policies. After reading this manual we ask that you sign and return the receipt and acknowledgement forms.

You will also receive a Summary of Benefits that outlines NCI's benefits offerings and their respective costs. Please contact either Katy Theroux (281-897-7714) or Todd Moore (281-897-7770) if you have any questions regarding the Company's benefit plans or its personnel policies.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EMPLOYMENT BY AND COMPENSATION AT NCI IS "AT WILL" WHICH MEANS THAT NO EMPLOYMENT CONTRACT EXISTS AND EITHER YOU OR THE COMPANY CAN TERMINATE THE EMPLOYMENT AT ANY TIME.

We are pleased to extend this conditional offer of employment. Subject to your schedule and availability, we would anticipate a start date of Monday, December 8, 2014. If you have pre-existing commitments and would prefer a different start date, please let us know.

We welcome you to our family of dedicated employees and hope that this employment relationship will be mutually beneficial and rewarding.

If there are any questions that are unanswered or not covered, please feel free to contact me.

Regards,

/s/ Katy Theroux

Katy Theroux
Chief Human Resources Officer

c:    Norman C. Chambers
Chairman, President
& Chief Executive Officer